Exhibit 10.6

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made as of this 7th day of July, 2023 (the “Effective Date”) by and between SMG Industries Inc., a Delaware corporation, (hereinafter referred to as “Company”) and Bryan S. Barnhart an individual (hereinafter referred to as “Employee”), each of Company and Employee may be referred to herein individually as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, the Company has entered into a purchase agreement to acquire (the “Transaction”) all of the outstanding membership interests of Barnhart Transportation, LLC and certain affiliated companies (“Barnhart”);

WHEREAS, Company desires that Employee be engaged as Chief Executive Officer (“CEO”) of Company following the closing of the Transaction (the “Closing”), in addition to Employee’s current role and employment with Barnhart; and

WHEREAS, Employee is willing to be engaged as the CEO of Company in the manner provided for herein, and to perform the duties of the CEO of Company upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein set forth it is agreed as follows:

1.            Employment. Company hereby engages Employee as the CEO of Company, and Employee will remain employed by Barnhart following the Closing.

2.            Term. Subject to Section 9 and Section 10 below, the term of this Agreement shall be for a period of thirty-six (36) months commencing on the Closing (the “Term”). If the Transaction is not consummated for any reason, this Agreement shall be null and void. The Term of this Agreement shall be automatically extended for additional one (1) year periods, unless either party notifies the other in writing at least ninety (90) days prior to the expiration of the then existing Term of its intention not to extend the Term. During the Term, Employee shall devote substantially all of his business time and efforts to Company, Barnhart, and his duties as CEO. For purposes of clarity, Employee’s real estate business interests are known to Company, and the anticipated time he devotes thereto is not deemed to conflict with his obligations set forth herein; provided however, Employee acknowledges that his real estate business interests must not interfere with his ability to satisfy his job responsibilities hereunder.

3.            Duties. The Employee shall have operational and managerial responsibility presently granted by Company and shall perform those functions generally performed by persons of such title and position. The Company may change, add or subtract duties and responsibilities of Employee from time to time as needed. Employee shall report directly to the Company’s Board of Directors.

4.            Compensation.

a.               (i)             Employee shall be paid a base pay of $275,000 annually during the Term of this Agreement (“Base Compensation”). Employee shall be paid bi-weekly and in accordance with the policies of the Company during the term of this Agreement, but not less than twice a month. The Base Compensation shall be subject to review by the Company’s Compensation Committee (the “Committee”) on an annual basis.

(ii)            Employee is eligible for performance bonus compensation (“Bonus”) in accordance with the Barnhart Strategic Compensation Plan, which Employee shall earn in the event that Company attains certain quarterly and annual Key Performance Indicators (“KPIs”) as ratified by the Committee annually, and subject to any public company bonus requirements. The Company shall pay any Bonus as earned on a quarterly basis and promptly after its determination that the KPIs have been attained, subject to any annual adjustments based upon Company performance and annual KPIs after the completion of the Company’s fiscal year. The Board may from time to time approve additional bonus plans, grants or awards for Employee, in each case as the Board deems appropriate in its sole discretion.

b.            Company shall include Employee in its health insurance program, which shall include payment of premiums in accordance with the Company’s current policies.

c.            Employee shall have the right to participate in any other employee benefit plans established by Company and maintained generally for other executives, including but not limited to any 401(k) plan.

d.            Employee shall be entitled to four (4) weeks of paid vacation per year. Employee may carry-over to 2024 up to one (1) week of unused vacation; provided that five (5) weeks is the maximum vacation time that Employee may hold at any time. The Parties agree that subject to the foregoing, the vacation time is a ‘use it or lose it’ policy, as it does not carry over to other years and cannot be cashed in in lieu of use.

5.            Expenses. Employee shall be reimbursed for all of his actual out-of-pocket expenses incurred in the performance of his duties hereunder, provided such expenses are reasonably acceptable to Company, which approval shall not be unreasonably withheld by Company, for business related travel and entertainment expenses. Employee shall submit to Company detailed receipts, according to IRS guidelines, with respect thereto. Company shall also reimburse Employee for Employee’s monthly cell phone costs, all to be used for business purposes related to Company.

6.            Secrecy. At no time shall Employee disclose to anyone any confidential or secret information (not already constituting information available to the public) concerning (a) internal affairs or proprietary business operations of Company, or (b) any trade secrets, new product developments, patents, programs or programming, especially unique processes or methods.

7.            Withholding Taxes. All payments and benefits to Employee under the Agreement shall be subject to and reduced by any federal, state and / or local taxes or other amounts required to be withheld under any applicable law.

8.            Noncompetition, Nonsolicitation, and Confidentiality Agreement. Contemporaneously with execution of this Agreement, Employee has executed and agreed to be bound by that certain Non-Competition, Non-Solicitation, and Confidentiality Agreement by and between Company and Employee dated even date herewith (the “Confidentiality Agreement”). The terms and conditions of that Noncompetition Agreement are incorporated herein and made a part hereof by this reference.

9.            Termination.

a.            Termination by Company: (i) Company may terminate this Agreement upon written notice for Cause. For purposes hereof, “Cause” shall mean (A) Employee’s actions or omissions as could reasonably be expected to have a material adverse effect on the business and affairs of Company, (B) the Employee’s violation of either the Company’s Code of Ethics as then in effect, or any lawfully imposed employee guidelines known to Employee, as reasonably determined by the Management Committee of the Board in its sole discretion from time to time, (C) the Employee’s disregard of lawful instructions of Company’s Board consistent with Employee’s position and relating to the business of Company, or neglect of duties or failure to act, which, in each case, could reasonably be expected by Employee to have a material adverse effect on the business and affairs of Company or Company’s affiliates, (D) engaging by the Employee in conduct that constitutes activity in violation of the Confidentiality Agreement with Company or Company’s affiliates, (E) the commission, indictment, plea of guilty or no contest, or conviction of Employee of a felony; and/or (F) the habitual abuse of controlled substances. Notwithstanding anything to the contrary in this Section 9(a)(i), Company may not terminate Employee’s employment under this Agreement for Cause unless Employee shall have first received notice from the Board advising Employee of the specific acts or omissions alleged to constitute Cause, and, if such acts are curable, such acts or omissions continue after Employee shall have had a reasonable opportunity (at least 10 days from the date Employee receives the notice from his supervisor) to correct the acts or omissions so complained of, and fails to do so.

(ii)            This Agreement automatically shall terminate upon the death of Employee, except that Employee’s estate shall be entitled to receive any amounts that Employee would have been entitled to receive under Section 9(a)(iii) below if his employment had terminated pursuant to Section 9(a)(i) above.

(iii)           In the event that Employee’s employment is terminated for Cause pursuant to Section 9(a)(i) or pursuant to Section 9(a)(ii) above, Employee shall be entitled to receive: (a) any owed or accrued past due Base Compensation, (b) unreimbursed business expenses, and (c) accrued, but unused benefits due under applicable law, if any, all of (a) — (c) shall be measured through the termination date in accordance with Section 9(a)(i) above and shall be referred to collectively as the “Accrued Benefits”. In the event that Employee’s employment is terminated for Cause pursuant to Section 9(a)(i) or pursuant to Section 9(a)(ii) above, Employee shall not be entitled to receive any additional amounts from the Company except for the Accrued Benefits upon termination of employment and Company shall have no further obligation to compensate Employee pursuant to Section 4 above or otherwise.

b.            Termination by Employee:

(i)             Employee may terminate this Agreement for without Good Reason upon thirty (30) days written notice to Company.

(ii)            Employee may terminate this Agreement upon written notice for Good Reason. For purposes hereof, “Good Reason” shall mean, without the Employee’s consent, (A) Employee’s principal location for providing services hereunder is assigned or transferred to a location more than 50 miles away from the current location in North East, Pennsylvania, (B) a material reduction in Employee’s job duties (which shall not be triggered by the Company’s oversight of Barnhart), (C) Company fails to make any payment of Base Compensation within five (5) days of when due to Employee, or (D) Company breaches in any material respect any term of this Agreement not involving a payment of Base Compensation or Bonus and fails to cure such breach within ten (10) days of receipt of written notice of such breach from the Employee..

10.          Consequences of Termination of Employment.

a.            If the Company shall terminate Employee’s employment under this Agreement without Cause as outlined in Section 9(a)(i) above, the following shall apply:

(i)             Subject to the conditions outlined below, Employee shall be entitled to receive: (a) the Accrued Benefits, and (b) six (6) month’s Base Compensation at Employee’s then current annual salary rate (the “Severance Benefits”), and Company shall have no further obligation to compensate Employee pursuant to Section 4 above or otherwise.

(ii)            Employee shall not be entitled to the Severance Benefits, other than the Accrued Benefits or other amounts required under applicable law, unless and until Employee signs and does not rescind a release of claims in favor of the Company and its affiliates within 45 days following the Employee’s final date of employment.

b.            If Employee shall terminate his employment under this Agreement without Good Reason as outlined in Section 9(b)(i) above, Employee shall only be entitled to receive the Accrued Benefits and Company shall have no further obligation to compensate Employee pursuant to Section 4 above or otherwise.

c.            Employee shall terminate his employment under this Agreement for Good Reason as outlined in Section 9(b)(ii) above, the following shall apply:

(i)             Subject to the conditions outlined below, Employee shall be entitled to receive the Severance Benefits, and Company shall have no further obligation to compensate Employee pursuant to Section 4 above or otherwise.

(ii)            Employee shall not be entitled to the Severance Benefits under Section 10(b)(i), other than the Accrued Benefits or other amounts required under applicable law, unless and until Employee signs and does not rescind a release of claims in favor of the Company and its affiliates within 45 days following the Employee’s final date of employment.

11.          Remedies. Company recognizes that because of Employee’s special talents, in the event of termination by Company hereunder (except a termination for Cause under Section 9(a)(i)) or in the event of a termination by Employee (except a termination without Good Reason), before the end of the agreed Term, the Company acknowledges and agrees that the provisions of this Agreement regarding payment of Severance Benefits constitute fair and reasonable provisions for the consequences of such termination, do not constitute a penalty, and such payments and benefits shall not be limited or reduced by amounts Employee might earn or be able to earn from any other employment or ventures during the remainder of the agreed term of this Agreement.

12.          Excise Tax. In the event that any payment or benefit received or to be received by Employee in connection with a termination of his employment with Company would constitute a “parachute payment” within the meaning of Code Section 280G or any similar or successor provision to 280G and/or would be subject to any excise tax imposed by Code Section 4999 or any similar or successor provision then Company shall assume all liability for the payment of any such tax and Company shall immediately reimburse Employee on a “grossed-up” basis for any income taxes attributable to Employee by reason of such Company payment and reimbursements.

13.          Attorneys’ Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which he may be entitled. For purposes of this Agreement, “prevailing party” shall include, without limitation, the party obtaining substantially the relief sought, whether by compromise, settlement, or judgment.

14.          Entire Agreement; Survival. This Agreement contains the entire agreement between the parties with respect to the transactions contemplated herein and supersedes, effective as of the date hereof any prior agreement or understanding between Company and Employee with respect to Employee’s employment by Company. The unenforceability of any provision of this Agreement shall not affect the enforceability of any other provision. This Agreement may not be amended except by an agreement in writing signed by the Employee and the Company, or any waiver, change, discharge or modification as sought. Waiver of or failure to exercise any rights provided by this Agreement and in any respect shall not be deemed a waiver of any further or future rights.

The provisions of Sections 6, 7, 8, 9, 10, 11, 12, 13, 14, 16, 17 and 18 shall survive the termination of this Agreement.

15.          Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code, and shall be interpreted and construed consistently with such intent. The payments to the Employee pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible. To the extent the timing of any amount of nonqualified deferred compensation payable under this Agreement is determined by reference to the Executive’s termination of employment, such term will be deemed to refer to the Executive’s “separation from service” within the meaning of Section 409A of the Code.

16.          Assignment. This Agreement shall not be assigned to other parties without the written consent of Company and Employee, which may be withheld for any reason.

17.          Governing Law. This Agreement and all the amendments hereof, and waivers and consents with respect thereto shall be governed by the laws of the commonwealth of Pennsylvania, without regard to the conflicts of laws principles thereof.

18.          Notices. All notices, responses, demands or other communications under this Agreement shall be in writing and shall be deemed to have been given when

a.             delivered by hand;

b.             email transmission (with a confirming copy sent via U.S. Certified Mail, return receipt requested); or

c.             received by the addressee as sent by express delivery service (receipt requested)

in each case to the appropriate addresses indicated below or to such other address as such party may designate for itself by notice to the other parties; provided that any change of address furnished by Employee to Company for purposes of updating Company’s payroll records shall be deemed to constitute notice of address change under this Agreement unless otherwise specifically requested in writing by Employee:

(i)             if to the Company:

20475 State Hwy 249, Suite 450

Houston, Texas 77070
Telephone: 713-955-3497
Email: [***]

(ii)            if to the Employee:

To the last known email and physical address on file with the Company.

19.          Severability of Agreement. Should any part of this Agreement for any reason be declared invalid by a court of competent jurisdiction, such decision shall not affect the validity of any remaining portion, which remaining provisions shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties that they would have executed the remaining portions of this Agreement without including any such part, parts or portions which may, for any reason, be hereafter declared invalid.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this agreement as of the day and year first above written.

Employee

Signature:	/s/ Bryan S. Barnhart

Printed Name: Bryan S. Barnhart

SMG Industries Inc.

Signature:	/s/ Matthew C. Flemming

Name: Matthew C. Flemming

Title: Interim CEO

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT DATED JULY 7, 2023]